Exhibit 99.1
CONSOL Energy Announces Results for the Fourth Quarter and Full Year 2018

CANONSBURG, PA (February 7, 2019) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended December 31, 2018.

Fourth Quarter 2018 Highlights

Highlights of the CEIX fourth quarter 20181 results include:

•	Net income and cash provided by operating activities of $46.0 million and $83.3 million, respectively;

•	Total dilutive earnings per share of $1.41;

•	Adjusted EBITDA[2] of $115.2 million;

•	Organic free cash flow net to CEIX shareholders[2] of $28.9 million;

•	Repurchased approximately 1.5% of average outstanding CEIX shares;

•	Expect to make a required pre-payment of approximately $110 million towards Term Loan B in February 2019;

•	Total net leverage ratio[2] reduced to 1.7x at December 31, 2018 compared to 2.4x at the end of 2017;

•	Annual production and sales volume records at the Pennsylvania Mining Complex (PAMC);

•	Annual revenue record at the CONSOL Marine Terminal.

Management Comments

"I am extremely proud to announce our results for the fourth quarter of 2018, as it was another strong quarter and capped off a year of many achievements” said Jimmy Brock, Chief Executive Officer of CONSOL Energy Inc. “The quarter marked a milestone for CEIX, as we completed our first calendar year as an independent publicly-traded coal company. In 2018, we also produced and sold more coal than in any other year throughout the PAMC’s 35-year history. I am also pleased to announce that we have made significant improvement during 2018 on the safety front as well. Our total recordable incident rate at the PAMC for full year 2018 has improved by 13.5% and our total number of exceptions improved by 12.1% compared to the same period last year. We continue to remain laser-focused on having zero life-altering injuries.”

“At the time of becoming an independent publicly traded company in November 2017, we targeted some very specific near-term goals and priorities. We set out to de-lever our balance sheet, improve liquidity and initiate returns to our shareholders while safely and compliantly delivering earnings growth. I am pleased to announce that we delivered on all those goals during 2018. Operationally, we have set new annual production and sales records at the PAMC, marking three consecutive years of production growth. Financially, we have reduced the leverage on our balance sheet by 0.7x since year-end 2017 and opportunistically returned $28.9 million of capital to our shareholders through CEIX share repurchases and investment in CCR units. We also retired approximately $56.0 million of our term loans and second lien notes. For 2019, we expect to continue to focus on further de-levering our balance sheet and increasing shareholder returns. We are also now turning our focus towards strategically growing our business, which will diversify our revenue streams and increase our value per share.”

Pennsylvania Mining Complex (PAMC) Review and Outlook

PAMC Sales and Marketing

Our marketing team sold 7.0 million tons of coal during the fourth quarter of 2018 at an average revenue per ton of $49.81, compared to 6.2 million tons at an average revenue per ton of $46.36 in the year-ago period. This brings our full-year (FY) 2018 PAMC sales volume to 27.7 million tons, which exceeds the high-end of our guidance range. It also represents a record sales volume year for the PAMC, and its third consecutive year of sales volume growth. This growth was achieved due to improved demand for our products, as well as our ability to ramp up production and capture that demand improvement. The average revenue per ton for the fourth quarter benefited from stronger pricing on our export sales and domestic netback contracts compared to the year-ago period.

During the quarter, our domestic customers demonstrated a strong demand for coal, driven by higher natural gas prices and depleted coal inventories following stronger than forecasted burn throughout the year. According to the U.S. Energy Information Administration (EIA), total coal inventories at domestic power plants stood at approximately 104 million tons at the end of November 2018, down by approximately 27% from the same period a year ago, and the lowest end-of-November total inventory tonnage level since 1997. Furthermore, we believe that inventories at several of our key customers' Northern Appalachian rail-served power plants are below normal, and absent any meaningful weather-related demand decline, we expect to ship all we can produce during 2019 as our customers will continue to seek additional coal to replenish their depleted stockpiles. Taking advantage of this sustained demand, we have contracted greater than 95% in 2019, 53% in 2020 and 28% in 2021, assuming a base annual production rate of 27 million tons. This contracted position includes a mix of sales to our top domestic customers and to the export thermal and export metallurgical markets, maintaining our diversified market exposure. With our solid 2019 contracted position, our primary focus is now on maximizing margins for any remaining 2019 sales and continuing to build on our contract portfolio.

Internationally, coal price volatility increased significantly during the quarter with API 2 prompt month prices fluctuating between $86 per ton and $102 per ton. Overall, API 2 prompt-month prices declined by approximately 13% during the fourth quarter of 2018, driven by rising global trade tensions and a general decline in energy-related commodities. However, we have not seen and do not expect to see any slowdown in near-term export demand for our product. Furthermore, we are currently shipping our coal under a previously disclosed and priced contract which insulates us from the ongoing volatility in export pricing as well. There continues to be a significant arbitrage opportunity between coal, natural gas, and oil prices on a delivered mmBtu basis in many key global markets. We believe that with limited coal supply growth throughout the world, we will continue to have an increasing role in the coal export markets.

Operations Summary

On the operations front, the PAMC achieved record production of 27.6 million tons in 2018, eclipsing the previous record of 26.1 million tons set in 2017 and marking the third consecutive year of production growth. During 2018, the complex ran at approximately 97% capacity utilization, highlighting the desirability of our product. Additionally, our Bailey and Harvey mines each set individual production records during the year. Bailey’s 12.7 million tons surpasses its previous record set in 2014, while Harvey’s 5.0 million tons exceeds its previous record set in 2017. PAMC production for the full year benefited from strong demand for our products in the domestic and export markets, improving productivity, initial benefits from automation projects, and improving geological conditions at Enlow Fork mine.

The PAMC shipped 7.0 million tons of coal during the fourth quarter of 2018, compared to 6.2 million tons in the year-ago quarter. The improvement in coal sales volume was driven by strong production and continued robust demand from our customers. Total coal revenue for the fourth quarter was $347.8 million, which was improved from $288.3 million in the year-ago quarter, primarily driven by a $3.45 higher average sales price per ton sold. Our average revenue per ton increased to $49.81 from $46.36 in the year-ago quarter, due to stronger pricing on our export sales and domestic netback contracts.

CEIX's total costs during the fourth quarter were $335.9 million compared to $312.5 million in the year-ago quarter. Average cash cost of coal sold per ton2 for the fourth quarter was $30.54 compared to $27.30 in the year-ago quarter. The increase was due to reduced subsidence expense and lower mine maintenance spending in the prior period. For FY 2018, CEIX's total costs were $1,344.4 million compared to $1,242.1 million in the prior year. Our FY 2018 average cash cost of coal sold per ton2 was $29.29 compared to $29.02 for FY 2017, an increase of less than 1%. Average cash margin per ton sold2 for the fourth quarter of 2018 expanded by $0.21, to $19.27 per ton compared to the year-ago period, driven by higher average revenue per ton, offset by higher average cash cost of coal sold per ton.

		Three Months Ended
		December 31, 2018	December 31, 2017

Coal Production	million tons	6.8	6.2
Coal Sales	million tons	7.0	6.2
Average Revenue Per Ton	per ton	$49.81	$46.36
Average Cash Costs of Coal Sold	per ton	$30.54	$27.30
Average Cash Margin Per Ton Sold	per ton	$19.27	$19.06

CONSOL Marine Terminal Review

For the fourth quarter of 2018, terminal revenues and operating cash costs were $16.9 million and $5.2 million, respectively, compared to $17.3 million and $5.5 million, respectively, during the year-ago period. Given the effect on terminal revenues of the take-or-pay contract that has been in place at our terminal since mid-2018, we are changing our guidance methodology for CONSOL Marine Terminal to be based on EBITDA instead of throughput volume for the 2019 period.

Equity and Debt Repurchase Update

During the fourth quarter, we accelerated our rate of repurchasing CEIX shares, as the declines in our share price and in the broader equity markets created opportunities for us, while continuing to remain disciplined in our capital allocation process. During the quarter, we repurchased approximately $16.1 million of CEIX common shares, $5.2 million of second lien notes and $1.9 million of CCR common units. For the year-ended December 31, 2018, we have now repurchased approximately $25.8 million of CEIX common shares, $25.7 million of second lien notes and $3.1 million of CCR common units. We have also repaid $26.3 million and $4.0 million of principal with respect to Term Loan A and Term Loan B, respectively.

2019 Liability Management

During the first quarter of 2019, we are required to reduce our outstanding Term Loan B principal by approximately $110 million based on the 2018 excess free cash flow sweep calculated in accordance with our credit agreement. We are also continuing to opportunistically take advantage of market volatility to repurchase our second lien notes. In 2019, we repurchased $7 million of our second lien notes. We expect to remain active on our liability management program in 2019 to reduce our overall cost of indebtedness.

2019 Guidance and Outlook
Based on our current contracted position, estimated prices and production plans, we are providing the following financial and operating performance guidance for 2019:

•	Coal sales volumes (100% PAMC) - 26.8-27.8 million tons

•	Average revenue per ton sold - $47.70-$49.70

•	Cash cost of coal sold per ton[3] - $30.40-$31.40

•	CONSOL Marine Terminal EBITDA[3] - $40-$45 million

•	Adjusted EBITDA[3] (incl. 100% PAMC) - $380-$440 million

•	Effective tax rate - 8-12%

•	Capital expenditures (incl. 100% PAMC) - $135-$155 million

Fourth Quarter Earnings Conference Call
A conference call and webcast, during which management will discuss the fourth quarter of 2018 financial and operational results, is scheduled for February 7, 2019 at 11:00 AM EDT. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.
Participant dial in (toll free)             1-877-870-4263
Participant international dial in        1-412-317-0790
Availability of Additional Information
In conjunction with this earnings release, we have made available additional information on a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website, www.consolenergy.com.

1The results reflect predecessor performance prior to November 29, 2017, and CONSOL Energy Inc. performance after that date.
2"Adjusted EBITDA" is a non-GAAP financial measure and "Average cash cost of coal sold per ton", "Average cash margin per ton sold", "total net leverage ratio", and "organic free cash flow net to CEIX shareholders" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures."
3CEIX is unable to provide a reconciliation of Adjusted EBITDA guidance or CONSOL Marine Terminal EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP, nor a reconciliation of cash cost of coal sold per ton guidance, an operating ratio derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.
CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg-based producer and exporter of high-Btu bituminous thermal and crossover metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. Our flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~698 million reserve tons associated with the Pennsylvania Mining Complex, the company also controls approximately 1.6 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Condensed Consolidated Statement of Cash Flows
The following table presents a condensed consolidated statement of cash flows for the three months ended December 31, 2018 and 2017 (in thousands):

	Three Months Ended December 31,
	2018	2017
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income (Loss)	$46,034	$(24,640)
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	45,590	47,088
Other Non-Cash Adjustments to Net Income	(3,886)	35,754
Changes in Working Capital	(4,465)	18,258
Net Cash Provided by Operating Activities	83,273	76,460
Cash Flows from Investing Activities:
Capital Expenditures	(48,894)	(30,403)
Proceeds from Sales of Assets	735	6,661
Other Investing Activity	(10,000)	—
Net Cash Used in Investing Activities	(58,159)	(23,742)
Cash Flows from Financing Activities:
Net (Payments on) Proceeds from Long-Term Debt	(12,438)	570,859
Distributions to Noncontrolling Interest	(5,502)	(5,489)
Spin Distribution to CNX Resources	—	(425,000)
Other Financing Activities	(18,553)	(42,806)
Net Cash (Used in) Provided by Financing Activities	(36,493)	97,564
Net (Decrease) Increase in Cash and Cash Equivalents and Restricted Cash	$(11,379)	$150,282
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	276,314	3,697
Cash and Cash Equivalents and Restricted Cash at End of Period	$264,935	$153,979

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Total Costs and Expenses	$335,901	$312,517	$1,344,402	$1,242,106
Freight Expense	(5,798)	(21,845)	(43,572)	(73,692)
Selling, General and Administrative Costs	(17,631)	(25,008)	(65,346)	(83,605)
Loss on Debt Extinguishment	(773)	—	(3,922)	—
Interest Expense, net	(20,437)	(14,270)	(83,848)	(26,098)
Other Costs (Non-Production)	(31,567)	(34,750)	(135,081)	(129,620)
Depreciation, Depletion and Amortization (Non-Production)	(3,864)	(8,111)	(30,961)	(15,001)
Cost of Coal Sold	$255,831	$208,533	$981,672	$914,090
Depreciation, Depletion and Amortization (Production)	(41,726)	(38,977)	(170,303)	(157,001)
Cash Cost of Coal Sold	$214,105	$169,556	$811,369	$757,089

We define average cash margin per ton as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton is total coal revenue.

The following table presents a reconciliation of average cash cost of coal sold per ton and average cash margin per ton to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Total Coal Revenue	$347,789	$288,254	$1,364,292	$1,187,654
Operating and Other Costs	245,672	204,306	946,450	886,709
Less: Other Costs (Non-Production)	(31,567)	(34,750)	(135,081)	(129,620)
Cash Cost of Coal Sold	214,105	169,556	811,369	757,089
Add: Depreciation, Depletion and Amortization	45,590	47,088	201,264	172,002
Less: Depreciation, Depletion and Amortization (Non-Production)	(3,864)	(8,111)	(30,961)	(15,001)
Cost of Coal Sold	$255,831	$208,533	$981,672	$914,090
Total Tons Sold (in millions)	7.0	6.2	27.7	26.1
Average Revenue per Ton Sold	$49.81	$46.36	$49.28	$45.52
Average Cash Cost per Ton Sold	30.54	27.30	29.29	29.02
Depreciation, Depletion and Amortization Costs per Ton Sold	6.10	6.24	6.17	6.01
Average Cost per Ton Sold	36.64	33.54	35.46	35.03
Average Margin per Ton Sold	13.17	12.82	13.82	10.49
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	6.10	6.24	6.17	6.01
Average Cash Margin per Ton Sold	$19.27	$19.06	$19.99	$16.50

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following table presents a reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated.

	Three Months Ended December 31,
	2018	2018	2018	2017
Dollars in thousands	PA Mining Complex	Other	Total Company	Total Company
Net Income (Loss)	$70,501	$(24,467)	$46,034	$(24,640)

Add: Income Tax Expense	—	301	301	64,441
Add: Interest Expense, net	—	20,437	20,437	14,270
Add: Loss on Debt Extinguishment	—	773	773	—
Less: Interest Income	—	(555)	(555)	(1,124)
Earnings (Loss) Before Interest & Taxes (EBIT)	70,501	(3,511)	66,990	52,947

Add: Depreciation, Depletion & Amortization	44,082	1,508	45,590	47,088

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$114,583	$(2,003)	$112,580	$100,035

Adjustments:
Pension Settlement	$—	$—	$—	$10,153
Stock/Unit-Based Compensation	2,380	217	2,597	7,011
Transaction Fees	—	—	—	1,757
Total Pre-tax Adjustments	2,380	217	2,597	18,921

Adjusted EBITDA	$116,963	$(1,786)	$115,177	$118,956

Less: Adjusted EBITDA Attributable to Noncontrolling Interest	11,325	—	11,325	10,557

Adjusted EBITDA Attributable to CONSOL Energy Shareholders	$105,638	$(1,786)	$103,852	$108,399

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	December 31, 2018	December 31, 2017
Net Income	$178,785	$82,569
Plus:
Interest Expense, net	83,848	26,098
Depreciation, Depletion and Amortization	201,264	172,002
Income Taxes	8,828	87,228
Stock/Unit-Based Compensation	10,235	22,085
CCR Adjusted EBITDA per Credit Agreement	(122,844)	(100,805)
Cash Distributions from CONSOL Coal Resources LP	35,124	34,509
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(16,563)	407
Other Adjustments to Net Income	6,854	(5,216)
Consolidated EBITDA per Credit Agreement	$385,531	$318,877

Consolidated First Lien Debt	$497,475	$503,949
Senior Secured Second Lien Notes	274,276	300,000
MEDCO Revenue Bonds	102,865	102,865
Advance Royalty Commitments	2,261	2,085
Consolidated Indebtedness per Credit Agreement	$876,877	$908,899
Less:
Advance Royalty Commitments	$2,261	$2,085
Cash on Hand	234,674	152,446
Consolidated Net Indebtedness per Credit Agreement	$639,942	$754,368

Net Leverage Ratio (Net Indebtedness/EBITDA)	1.7	2.4

Free cash flow and organic free cash flow are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow and organic free cash flow do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of organic free cash flow, organic free cash flow net to CEIX shareholders and free cash flow to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated.

Organic Free Cash Flow	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017
Net Cash Provided by Operations	$83,273	$76,460
Capital Expenditures	(48,894)	(30,403)
Organic Free Cash Flow	$34,379	$46,057

Distributions to Noncontrolling Interest	(5,502)	(5,489)
Organic Free Cash Flow Net to CEIX Shareholders	$28,877	$40,568

Free Cash Flow	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017
Net Cash Provided by Operating Activities	$83,273	$76,460

Capital Expenditures	(48,894)	(30,403)
Proceeds from Sales of Assets	735	6,661
Free Cash Flow	$35,114	$52,718

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: whether the long-term operational, strategic and other benefits of the separation can be achieved; whether the costs and expenses of the separation can be controlled within expectations; deterioration in economic conditions in any of the industries in which our customers operate may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; volatility and wide fluctuation in coal prices based upon a number of factors beyond our control including oversupply relative to the demand available for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our coal affecting our operating results and cash flows; the risk of our debt agreements, our debt and changes in interest rates affecting our operating results and cash flows; the effect of our affiliated company credit agreement on our cash flows; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; our customers extending existing contracts or entering into new long-term contracts for coal on favorable terms; our reliance on major customers; decreases in demand and changes in coal consumption patterns of U.S. electric power generators; our inability to acquire additional coal reserves that are economically recoverable; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; our inability to acquire additional coal reserves and other assets; the availability and reliability of transportation facilities and other systems, disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal to market and fluctuations in transportation costs; a loss of our competitive position because of the competitive nature of coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations to address climate change, including any relating to greenhouse gas emissions on our operating costs as well as on the market for coal; the effects of litigation seeking to hold energy companies accountable for the effects of climate change; the risks inherent in coal operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, delays in moving out longwall equipment, railroad derailments, security breaches or terroristic acts and other hazards, timing of completion of significant construction or repair of equipment, fires, explosions, seismic activities, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our coal mining operations; obtaining, maintaining and renewing governmental permits and approvals for our coal operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down our operations; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal operations; the effects of mine closing, reclamation and certain other liabilities; defects in our chain of title for our undeveloped reserves or failure to acquire additional property to perfect our title to coal rights; uncertainties in estimating our economically recoverable coal reserves; the outcomes of various legal proceedings, including those which are more fully described herein; exposure to employee-related long-term liabilities; failure by one or more third parties to satisfy certain liabilities they acquired from CNX Resources Corporation (“ParentCo”), or failure to perform its obligations under various arrangements, which ParentCo guaranteed and for which we have indemnification obligations to ParentCo; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; operating in a single geographic area; the effects of coordinating our operations with oil and natural gas drillers and distributors operating on our land; certain provisions in our multi-year coal sales contracts may provide limited protection during adverse economic conditions, and may result in economic penalties or permit the customer to terminate the contract; the majority of our common units in CONSOL Coal Resources LP are subordinated, and we may not receive distributions from such partnership; the potential failure to retain and attract skilled personnel of CEIX; unfavorable terms in our separation from ParentCo, related agreements and other transactions; any failure of CEIX’s customers, prospective customers, suppliers or other companies with whom CEIX conducts business to be satisfied with CEIX’s financial stability, or CEIX’s failure to obtain any consents that may be required under existing contracts and other arrangements with third parties; a determination by the IRS that the distribution or certain related transactions should be treated as a taxable transaction; CEIX’s ability to engage in desirable strategic or capital-raising transactions after the separation; exposure to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements as a result of the separation and related transactions; uncertainty with respect to CEIX’s common stock, potential stock price volatility and future dilution; the existence of certain anti-takeover provisions in our governance documents, which could prevent or delay an acquisition of CEIX and negatively impact the trading price of CEIX’s common stock;adverse effects of cybersecurity threats; recent action and the possibility of future action on trade made by U.S. and foreign governments; our inability to obtain financing for capital expenditures on satisfactory terms; the effect of new tariffs and other trade measures; our inability to find suitable acquisition targets or integrating the operations of future acquisitions into our operations; the effects of hedging transactions on our cash flow; failure to achieve and maintain effective internal controls over financial reporting; the failure to receive the benefits of certain contracts assigned to us in the separation but for which consent by our counterparty to such assignment was not given; certain indemnification obligations to ParentCo we may have as a result of the separation and the failure of ParentCo to indemnify us for certain indemnity obligations they owe us as a result of the separation; uncertainty regarding the timing of any dividends we may declare; uncertainty as to whether we will repurchase shares of our common stock or outstanding debt securities; restrictions on the ability to acquire us in our certificate of incorporation, bylaws and Delaware law and the resulting effects on the trading price of our common stock; inability of stockholders to bring legal action against us in any forum other than the state courts of Delaware; and other unforeseen factors.

The above list of factors is not exhaustive or necessarily in order of importance. Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements include those discussed under “Risk Factors” in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Contacts:

Investor:
Mitesh Thakkar, at (724) 416-8335, miteshthakkar@consolenergy.com

Media:
Zach Smith, at (724) 416-8291, zacherysmith@consolenergy.com